Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement Form S-1 on Form S-3 of Vivos Therapeutics, Inc. (the “Company”) of our report dated August 25, 2025, relating to the financial statements of R.D. Prabhu, Lata K. Shete, M.D.s, LTD d/b/a/The Sleep Center of Nevada, appearing in the Current Report on Form 8-K/A of the Company dated June 9, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Denver, Colorado

January 2, 2026